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                                                                 Exhibit 2(a).02

                                  (Translation)

               REGULATIONS OF MEETINGS OF THE BOARD OF DIRECTORS
                                       OF
                               PIONEER CORPORATION
                           (Pioneer Kabushiki Kaisha)

(Purpose)

ARTICLE 1. Unless otherwise provided by law or in the Articles of Incorporation, matters pertaining to the Meetings of the Board of Directors of the Company ("Meetings") shall be governed by these regulations.

(Duty)

ARTICLE 2. The Board of Directors shall decide basic policies regarding the management and administration of the Company and supervise the execution thereof.

(Kind)

ARTICLE 3.  The Meetings shall consist of two kinds, namely, ordinary
            Meetings and extraordinary Meetings. Ordinary Meetings, in principle, shall be held once a month while extraordinary Meetings shall be held whenever necessary.

(Person who convenes Meetings)

ARTICLE 4. Unless otherwise provided by law, the President and Director shall convene the Meetings. If the President and Director is unable to act, another director shall convene the Meetings in accordance with an order of priority previously determined by the Board of Directors.

(Convocation notice)

ARTICLE 5. Notice for convening a Meeting shall be given to each director and corporate auditor four (4) days prior to the date of the Meeting; provided, however, that such period may be shortened in case of emergency. With the consent of all the directors and the corporate auditors, the Meetings may be held without advance notice of convocation.
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(Chairman of the Meetings)

ARTICLE 6. The President and Director shall act as chairman of the Meetings. If the President and Director is unable to act, another director shall act as chairman in accordance with an order of priority previously determined by the Board of Directors.

(Method of making decisions of the Meetings)

ARTICLE 7. 1. A resolution of a Meeting shall require the presence of a majority of the total number of directors and it shall be adopted by a majority vote of the directors present.

            2. A director who has special interest in respect of an item on the agenda shall not participate in the resolution mentioned in the preceding paragraph. In this case, the number of such disqualified directors shall not be counted in the number of directors present at the Meeting.

(Matters requiring resolutions)

ARTICLE 8.  1. The following matters shall be determined by resolution of the
            Meetings:

            1)    Matters pertaining to shares

                  (1)   Issuance of new shares
                  (2) Splitting of shares and relevant amendments to the Articles of Incorporation related thereto
                  (3) Purchase, disposition or cancellation of the Company's own shares
                  (4) Reduction of the number of shares constituting one unit of stock or abolition of the unit share system and relevant amendments to the Articles of Incorporation related thereto
                  (5)   Issuance and cancellation of share acquisition rights
                  (6) Determination or change of transfer agent and determination of its place of business
                  (7)   Establishment of record date
                  (8)   Adoption, amendment or abolition of the Share
                        Handling Regulations

            2)    Matters pertaining to general meetings of shareholders

                  (1)   Convocation of general meetings of shareholders
                  (2)   Determination of matters with which the general meeting


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                        of shareholders has by its resolution entrusted the
                        Meeting
                  (3) Adoption of a system in which voting rights may be exercised by electronic means

            3)    Matters pertaining to directors and the Meetings

                  (1) Election or change of representative director(s) and director(s) with specific titles
                  (2) Approval of a director's transaction in competition with the Company's business
                  (3) Approval of transaction between the Company and a director
                  (4) Assumption by a director of a concurrent office of director, auditor, etc. of other company or business organization

            4)    Matters pertaining to accounts of the Company

                  (1) Approval of accounting documents and detailed statement accompanying the same
                  (2) Crediting of statutory reserve to capital stock and issuance of new shares in connection therewith
                  (3)   Payment of interim dividends
                  (4) Providing information concerning the balance sheet and statements of income by electronic means

            5)    Matters pertaining to debentures

                  (1)   Issuance of debentures
                  (2)   Issuance of debentures with share acquisition rights

            6)    Matters pertaining to important business affairs

                  (1) Establishment, alteration and abolition of important business offices and facilities
                  (2)   Important agreements or litigations
                  (3) Acquisition, disposition, lending and borrowing of substantial assets, as well as establishment of substantial guarantees and substantial lien or mortgage
                  (4)   Substantial investments
                  (5) Establishment or adoption, as well as alteration, amendment and abolition of substantial organizational unit and regulations of the Company
                  (6) Appointment or change of executive officer(s) and executive officer(s) with specific titles
                  (7)   Appointment or change of senior employee(s)
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            7)    Any other matters which the Board of Directors shall deem
                  necessary

            2. In case of emergency, the President and Director may effectuate any matter listed above without first obtaining a resolution of the Meeting unless such execution conflicts with the law or the Articles of Incorporation; provided, however, that approval for such execution shall be obtained at the subsequent Meeting.

(Report)

ARTICLE 9. 1. The President and Director shall report to the Meetings the matters pertaining to the execution of business affairs in general.

            2. A director who has conducted a transaction in competition with the Company's business or a transaction with the Company shall report to the Meetings the material facts regarding said transaction.

(Presence of persons other than directors and corporate auditors)

ARTICLE 10. The Meeting may, when it deems necessary, request the presence of any person other than directors and corporate auditors and may ask for his opinion or explanation.

(Minutes)

ARTICLE 11. 1. The substance of the proceedings at the Meeting and the results thereof shall be recorded in the minutes in writing or digitally and the directors and corporate auditors shall affix their names and seals thereto or put their electronic signatures thereon.

            2. Minutes shall be retained at the head office for ten (10) years.

            3. Any director or corporate auditor who is absent from a Meeting shall be notified of the substance of the proceedings.

(Amendments to and abolitions of the provisions of these regulations)

ARTICLE 12. Any amendment to or abolition of the provisions of these regulations shall require adoption of a resolution of the Meetings.

                            SUPPLEMENTARY PROVISIONS

            These regulations shall be enforced as of June 27, 2002.